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                                                                     EXHIBIT 99


MONDAY DECEMBER 1, 12:59 PM EASTERN TIME

COMPANY PRESS RELEASE

MELITA INTERNATIONAL ANNOUNCES KEY MANAGEMENT CHANGE

NORCROSS, Ga.--(BUSINESS WIRE)--Dec. 1, 1997--Melita(R) International Corporation (Nasdaq: MELI-news), announced today its President and Chief Operating Officer, J. Neil Smith, will leave his position in January 1998 in order to focus on family and other business interests. In addition, Mr. Smith will step down from Melita's Board of Directors. However, Mr. Smith will serve as a consultant to Melita in 1998 and will assist in the search for his replacement.

In making the announcement, Aleksander Szlam, Melita's Chairman and Chief Executive Officer, said, "Since joining Melita in January 1995, Neil has been instrumental in the Company's development, including taking it through its successful initial public offering. Neil's contributions have put Melita again on the path of sustainable growth based on the momentum built during his tenure. We have attracted and developed a talented management team, solidifying Melita's infrastructure and organization. I am pleased that Neil will remain a consultant to Melita and wish him every success in his future endeavors."

Commenting on the transition, J. Neil Smith, said, "Working with Alek and the Melita team over the last three years has been a rewarding experience for me. Leaving the Company at this stage, when it is poised to capitalize on many of the opportunities I have been a part of building, is very difficult. However, I am confident that this is the best time for me to pursue my personal interests. The Company has strong leadership and is imbedded as the leader in call center technology. I will do everything I can to make this transition a seamless one. I wish everyone at Melita the best in continuing to build the Company."

While the Company and Mr. Smith complete the transition, Mr. Szlam, Melita's founder, will assume day-to-day responsibilities of President and Chief Operating Officer. Melita's Board of Directors is engaging the executive search firm of Spencer Stuart to assist in its search for Mr. Smith's replacement.

About Melita

Melita International, which began operations in 1983 and completed its initial public offering in 1997, is a leading provider of customer interaction and call management systems that enable businesses to automate call center activities and enhance their telephony-based customer communication. Melita's worldwide customers include, among others, leading organizations in the financial services, retail, media and communications and service bureau industries.

Contact:

    Mark Adams, Chief Financial Officer
    Melita International Corporation
    Voice:  770-239-4586
    Fax:  770-239-4445
    E-mail:  madams@melita.com